Exhibit 23.4

上海市静安区南京西路 1717 号 会德丰国际广场 2504 室 2504 Wheelock Square 1717 Nanjing West Road Shanghai 200040, China Tel： 86 (21) 5407 5836 Fax：86 (21) 3209 8500 www.frost.com

14 June 2024

STAR FASHION CULTURE HOLDINGS LIMITED

Harneys Fiduciary (Cayman) Limited of 4th Floor,

Harbour Place, 103 South Church Street,

Grand Cayman KY1-102,

Re: Consent of Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

Ladies and Gentlemen,

We understand that Star Fashion Culture Holdings Limited (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our independent valuation reports and amendments thereto, in the Registration Statement and any amendments thereto, in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully

For and on behalf of

Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

/s/ Jessica Lau
Name:	Jessica Lau
Title:	Executive Director